Exhibit 99.1

       Critical Therapeutics Reports Second Quarter 2005 Financial Results


    LEXINGTON, Mass.--(BUSINESS WIRE)--Aug. 4, 2005--Critical Therapeutics, Inc. (Nasdaq: CRTX), a biopharmaceutical company focused on the discovery, development and commercialization of products for respiratory, inflammatory and critical care diseases, today reported financial results for the second quarter ended June 30, 2005.
    For the three months ended June 30, 2005, the net loss was $9.3 million, or $0.37 per common share, based on approximately 25.0 million weighted average common shares outstanding. This compares with a net loss available to common stockholders of $8.0 million, or $0.81 per common share, for the three months ended June 30, 2004, based on approximately 9.8 million weighted average common shares outstanding. The increase in common shares outstanding resulted primarily from the Company's initial public offering and the conversion of all outstanding preferred stock to common stock in May 2004 and the private placement of approximately 9.9 million common shares in June 2005.
    As of June 30, 2005, the Company's cash and short-term investments totaled $108.1 million, compared with $67.6 million at March 31, 2005 and $78.8 million at December 31, 2004. Net cash used in the second quarter of 2005 was $11.0 million, excluding the $51.5 million of net proceeds from the Company's June 2005 private placement. This net change in cash for the quarter was at the low end of the Company's previous guidance of between $11 million and $12 million.

    Recent Highlights

    Since the end of the first quarter of 2005, Critical Therapeutics has:

    -- Advanced toward the commercial launch of its asthma drug, ZYFLO(R) Filmtab(R) (zileuton tablets), in the United States in the fourth quarter of this year. The Company augmented its supplemental New Drug Application (sNDA) on July 12, 2005, with six months of drug stability data. In addition, Critical Therapeutics and Patheon Pharmaceuticals entered into an agreement under which Patheon will manufacture commercial tablets of ZYFLO for an initial period of three years.

    -- Completed a $54.5 million private placement with institutional and other accredited investors who purchased approximately 9.9 million shares of common stock at $5.48 per share, together with warrants to purchase approximately 3.5 million additional shares of common stock at $6.58 per share. The Company intends to use the proceeds to launch ZYFLO, continue clinical and preclinical development of its current programs, expand its drug discovery and development initiatives and for other general corporate purposes.

    -- Reported data supporting the efficacy of ZYFLO in patients with moderate to severe asthma at the American Thoracic Society's 2005 International Conference. The data emanated from post-hoc analyses of two pivotal studies of ZYFLO involving a total of more than 770 patients. One study concluded that the approved dose of ZYFLO (600 mg administered four times per day) for 13 weeks "improves daily and nocturnal asthma symptoms and decreases the need for rescue medication in moderate and severe asthma patients." The second study noted rapid and sustained improvement in lung function at every interval in patients treated with ZYFLO regardless of the degree of baseline asthma severity.

    -- Reported results from a placebo-controlled Phase II study of zileuton in patients with moderate to severe inflammatory facial acne. The study showed a positive trend in certain endpoints in patients receiving zileuton. Based upon these data, the Company believes that additional studies are warranted to evaluate the potential of zileuton in acne.

    -- Achieved a scientific milestone in the HMGB1 collaboration with MedImmune, Inc. with the attainment of reproducible effects and significant protection in a rodent sepsis model with a fully human antibody.

    Financial Results for the Three Months Ended June 30, 2005 and
2004

    For the three months ended June 30, 2005, revenue was $1.4 million, compared with $781,000 for the three months ended June 30, 2004. Revenue in the second quarter of 2005 resulted from the Company's HMGB1 program, specifically its collaboration with MedImmune for the development of antibodies to HMGB1 and its license agreement with Beckman Coulter, Inc. for the development of diagnostic assays. HMGB1 is a cytokine that is believed to play a role in a number of inflammatory conditions.
    Total operating expenses for the three months ended June 30, 2005 increased 40.2 percent to $11.1 million, compared with $8.0 million for the same period in 2004. The increase in the operating expenses was primarily due to the following:

    -- Research and development (R&D) expenses during the second quarter of 2005 increased $1.6 million, or 32.3 percent, to approximately $6.7 million, compared with approximately $5.0 million for the same period in 2004. The increase in R&D expenses primarily reflects the ongoing work to manufacture a twice-a-day, controlled release (CR) tablet formulation of zileuton and higher costs resulting from the advancement of each of the Company's development programs, particularly those currently in clinical phases of development.

    -- General and administrative (G&A) expenses increased approximately $1.6 million, or 53.8 percent, to $4.5 million in the second quarter of 2005, compared with $2.9 million for the same period one year ago. During the second quarter of 2005, the Company hired 10 additional employees to perform sales and marketing activities and increased its sales and marketing expenditures in preparation for the launch of ZYFLO, pending regulatory approval.

    Non-cash stock-based compensation expense totaled $633,000 for the three months ended June 30, 2005, compared with a credit of $706,000 for the three months ended June 30, 2004. Stock-based compensation expense is allocated between R&D and G&A and varies each period based upon a number of variables, such as the number of underlying securities, the market price of the Company's stock and the vesting period associated with each grant.

    Financial Results for the Three Months Ended June 30, 2005 and
March 31, 2005

    Revenue in each of the quarters ended June 30, 2005 and March 31, 2005 was approximately $1.4 million. Revenue in each of the first and second quarters of 2005 resulted from the Company's HMGB1 collaboration with MedImmune and its license agreement with Beckman Coulter.
    Total operating expenses increased approximately $315,000 quarter over quarter. Operating expenses for the three months ended June 30, 2005 were approximately $11.1 million, compared with approximately $10.8 million for the three months ended March 31, 2005. The quarter over quarter increase in operating expenses was primarily due to the following:

    -- R&D expenses increased approximately $78,000 quarter over quarter. R&D expenses in the second quarter of 2005 were approximately $6.7 million, compared with approximately $6.6 million in the first quarter of 2005.

    -- G&A expenses increased approximately $237,000 quarter over quarter. G&A expenses were approximately $4.5 million in the second quarter 2005, compared with approximately $4.3 million in the first quarter of 2005.

    Financial Results for the Six Months Ended June 30, 2005 and 2004

    Revenue for the six months ended June 30, 2005 increased to $2.8 million, compared with $1.6 million for the same period ended June 30, 2004. Results for the six months ended June 30, 2005 include operating expenses of $22.0 million, versus $15.2 million for the same period one year earlier. The net loss available to common stockholders for the six months ended June 30, 2005, was $18.4 million, or $0.75 per share, based on approximately 24.5 million weighted average common shares outstanding. This compares with a net loss available to common stockholders of $15.5 million, or $2.81 per share, based on approximately 5.5 million weighted average common shares outstanding for the same period one year earlier. The increase in common shares outstanding resulted primarily from the Company's initial public offering and the conversion of all outstanding preferred stock to common stock in May 2004 and the private placement of approximately
9.9 million common shares in June 2005.
    Stock-based compensation expense amounted to $952,000 in the first six months of 2005 compared to $1.8 million in the first six months of 2004. Stock-based compensation expense includes non-cash charges related to both employee stock grants made prior to the Company's initial public offering and non-employee stock options and restricted stock grants that have not fully vested.

    Business Outlook

    Commenting on the second half of 2005, Critical Therapeutics President and Chief Executive Officer Paul Rubin, M.D., said, "As we advance toward an anticipated fourth-quarter launch of ZYFLO, we remain on schedule with the build-out of our sales and marketing infrastructure. Our sales management team already is in place, and we expect to complete the hiring our 80-person specialty sales force this quarter.
    "On the manufacturing front, our recent agreement with Patheon Pharmaceuticals provides the foundation for the commercial supply of ZYFLO. In addition, we are planning to initiate Phase IV clinical studies of ZYFLO later this year in asthma, including one study expected to focus on the efficacy of ZYFLO in symptomatic moderate persistent and severe persistent asthma patients.
    "Progress also continues in each of our development programs," said Dr. Rubin. "We reached a scientific milestone in our HMGB1 collaboration with MedImmune. Joint endeavors have resulted in reproducible effects and significant protection in a rodent sepsis model with a fully human monoclonal antibody. Similar efforts are progressing in arthritis preclinical studies, as well. In our zileuton program, we expect to submit an Investigational New Drug (IND) application with the U.S. Food and Drug Administration and initiate the first clinical study for an intravenous formulation of zileuton by the end of this year."

    Financial Guidance

    Critical Therapeutics expects net cash expenditures to be between $17 million and $19 million for the third quarter of 2005. The increase in expenditures over the second quarter of 2005 will result from the hiring of an 80-person specialty sales force, the build-up of ZYFLO inventory during the quarter to prepare for the launch and other sales and marketing activities for ZYFLO. Operating expenses for the third quarter are estimated to be between $16 million and $18 million and the weighted average common shares for the third quarter are projected to be approximately 34.0 million.
    For the year ending December 31, 2005, the Company expects net cash expenditures of between $50 million and $55 million, net of cash received from any product sales and payments received under collaboration agreements. This is an increase from the Company's previous guidance of $45 million to $50 million for 2005 and is primarily due to Phase IV studies to support the marketing position of ZYFLO and increased costs related to the scale up and manufacture of zileuton CR, including the initiation of a second tablet manufacturer.

    Conference Call Information

    Critical Therapeutics will hold a conference call for investors to discuss the Company's second quarter 2005 financial results, strategy and upcoming milestones. Investors and other interested parties can access the call as follows:


Date:    Thursday, August 4, 2005
Time:    5:00 p.m. ET
Dial-in: (800) 289-0730 (domestic)
         (913) 981-5509 (international)
Confirmation Code: 6524239

Webcast Information: www.crtx.com


    A live and archived audio webcast of the conference call also will be available on the "Investors" section of the Critical Therapeutics website. From the home page, click on "Investors" and then on "Webcasts & Presentations."

    About Critical Therapeutics

    Critical Therapeutics, Inc. is a biopharmaceutical company focused on the discovery, development and commercialization of products for respiratory, inflammatory and critical care diseases. The Company is developing a sales and marketing infrastructure in connection with its in-licensed product, ZYFLO(R), a tablet formulation of zileuton. Critical Therapeutics also is developing treatments directed toward the severe inflammatory response in acute diseases and conditions that lead to admission to the emergency room or intensive care unit, and acute exacerbations of other chronic diseases that frequently lead to hospitalization.

    Forward-Looking Statements

    Any statements in this press release about future expectations, plans and prospects for Critical Therapeutics, Inc., including, without limitation, statements regarding the progress and timing of our drug development programs and related trials; the timing and success of regulatory approvals and product launches; the efficacy of our drug candidates; our strategy, future operations, financial position, future revenues, projected costs, including our net cash expenditures for the third quarter 2005 and the full year 2005, prospects, plans and objectives of management; and all other statements that are not purely historical in nature, constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Without limiting the foregoing, the words "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "plan," "project," "should," "will," "would" and similar expressions are intended to identify forward-looking statements. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including risks and uncertainties relating to: conducting clinical trials, including difficulties or delays in the completion of patient enrollment, data collection or data analysis; the results of preclinical studies and clinical trials with respect to our products under development and whether such results will be indicative of results obtained in later clinical trials; the timing and success of submission, acceptance and approval of our regulatory filings, including, without limitation, the supplemental NDA for ZYFLO(R) tablets, the NDA submission for the controlled-release formulation of zileuton and the IND filing for the IV formulation of zileuton; our heavy dependence on the commercial success of ZYFLO and the controlled-release formulation of zileuton; our ability to obtain the substantial additional funding required to conduct our research, development and commercialization activities; our dependence on our strategic collaboration with MedImmune, Inc.; and our ability to obtain, maintain and enforce patent and other intellectual property protection for drug candidates and our discoveries. These and other risks are described in greater detail in the "Factors That May Affect Future Results" section of our most recent Quarterly Report on Form 10-Q and other filings that we make with the Securities and Exchange Commission. If one or more of these factors materialize, or if any underlying assumptions prove incorrect, our actual results, performance or achievements may vary materially from any future results, performance or achievements expressed or implied by these forward-looking statements.
    In addition, the statements in this release reflect our expectations and beliefs as of the date of this release. We anticipate that subsequent events and developments will cause our expectations and beliefs to change. However, while we may elect to update these forward-looking statements publicly at some point in the future, we specifically disclaim any obligation to do so, whether as a result of new information, future events or otherwise. These forward-looking statements should not be relied upon as representing our views as of any date subsequent to the date of this release.

    ZYFLO(R) is a registered trademark of Critical Therapeutics, Inc. Filmtab(R) is a registered trademark of the Abbott Group of Companies.

    Financial Tables Follow



              CRITICAL THERAPEUTICS, INC. AND SUBSIDIARY

            CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                              (Unaudited)

 in thousands except        Three Months Ended      Six Months Ended
  share and per share            June 30,               June 30,
  data                       2005       2004        2005       2004
----------------------------------------------------------------------

 Revenue under
  collaboration agreement    $1,431       $781      $2,790     $1,586
 Operating expenses:
  Research and
   development                6,652      5,027      13,226     10,640
  General and
   administrative             4,496      2,924       8,755      4,585
     Total operating
      expenses               11,148      7,951      21,981     15,225
 Operating loss              (9,717)    (7,170)    (19,191)   (13,639)
 Other income:
  Interest income               428        250         825        363
  Interest expense              (38)       (25)        (80)       (55)
     Total other income         390        225         745        308
 Net loss                    (9,327)    (6,945)    (18,446)   (13,331)
 Accretion of dividends
  and offering costs
  on preferred stock              0     (1,049)          0     (2,209)
 Net loss available to
  common stockholders       ($9,327)   ($7,994)   ($18,446)  ($15,540)
----------------------------------------------------------------------

 Net loss per share
  available to common
  stockholders               ($0.37)    ($0.81)     ($0.75)    ($2.81)
----------------------------------------------------------------------
 Basic and diluted
  weighted-average common
  shares outstanding     25,045,206  9,829,702  24,457,098  5,524,352
----------------------------------------------------------------------


              CRITICAL THERAPEUTICS, INC. AND SUBSIDIARY

                 CONDENSED CONSOLIDATED BALANCE SHEETS
                              (Unaudited)

                                                June 30,  December 31,
 in thousands                                     2005         2004
----------------------------------------------------------------------
 Assets:
 Current assets:
    Cash and cash equivalents                    $56,216      $11,980
    Amount due under collaboration agreement         491           16
    Short-term investments                        51,883       66,849
    Prepaid expenses and other                     2,733        1,851
            Total current assets                 111,323       80,696
 Fixed assets, net                                 2,639        2,205
 Other assets                                        213          213
 Total assets                                   $114,175      $83,114
----------------------------------------------------------------------

 Liabilities and Stockholders' Equity:
 Current liabilities:
    Current portion of long-term debt               $831         $837
    Accounts payable                               2,773        4,218
    Accrued expenses                               3,028        2,741
    Revenue deferred under collaboration
     agreement                                     6,859        8,543
            Total current liabilities             13,491       16,339
 Long-term debt, less current portion              1,286        1,367
 Stockholders' equity:
    Common stock, par value $0.001; authorized
     90,000,000 shares; issued
     and outstanding 34,045,793 and
     24,085,481, shares at June 30,
     2005 and December 31, 2004, respectively         34           24
    Preferred stock, par value $0.001;
     authorized 5,000,000 shares; no shares
     issued and outstanding at June 30,
     2005 and December 31, 2004, respectively          -            -
    Additional paid-in capital                   181,601      130,374
    Deferred stock-based compensation             (5,003)      (6,101)
    Accumulated deficit                          (76,973)     (58,527)
    Accumulated other comprehensive loss            (261)        (362)
            Total stockholders' equity            99,398       65,408
 Total liabilities and stockholders' equity     $114,175      $83,114
----------------------------------------------------------------------


              CRITICAL THERAPEUTICS, INC. AND SUBSIDIARY

            CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
                              (Unaudited)
                                                    Six Months Ended
                                                        June 30,
 in thousands                                        2005      2004
----------------------------------------------------------------------
 Cash flows from operating activities:
  Net loss                                         ($18,446) ($13,331)
  Adjustments to reconcile net loss to net cash
   used in operating activities:
    Depreciation and amortization expense               393       806
    Amortization of premiums on short-term
     investments                                        585         0
    Loss on disposal of fixed assets                      0       278
    Stock-based compensation expense                    952     1,802
    Forgiveness of notes receivable                       0       185
    Changes in assets and liabilities:
         Amount due under collaboration agreement      (475)    1,468
         Prepaid expenses and other                    (882)     (983)
         Other assets                                     0       110
         Accounts payable                            (1,445)      775
         Accrued license fees and other expenses        114    (2,567)
         Revenue deferred under collaboration
          agreement                                  (1,684)     (554)
              Net cash used in operating activities (20,888) (12,011) Cash flows from investing activities:
  Purchases of fixed assets                            (827)   (1,537)
  Proceeds from sales and maturities of short-term
   investments                                       42,190         0
  Purchases of short-term investments               (27,708)  (29,937)
              Net cash provided by (used in)
               investing activities                  13,655   (31,474)
 Cash flows from financing activities:
  Net proceeds from issuance of convertible
   preferred stock                                        0    28,050
  Proceeds from exercise of stock options                21       143
  Net proceeds from the initial public offering of
   common stock                                           0    38,174
  Net proceeds from private placement of common
   stock                                             51,535         0
  Proceeds from long-term debt                          418         0
  Repayments of long-term debt                         (505)     (271)
              Net cash provided by financing
               activities                            51,469    66,096
 Net increase in cash and cash equivalents           44,236    22,611
 Cash and cash equivalents at beginning of period    11,980    40,078
 Cash and cash equivalents at end of period         $56,216   $62,689
----------------------------------------------------------------------




    CONTACT: Critical Therapeutics, Inc.
             Linda S. Lennox, 781-402-5708
             Director, Corporate Communications
             llennox@crtx.com